Exhibit 99.1

DXP Enterprises Announces 2016 Second Quarter Results

HOUSTON--(BUSINESS WIRE)--August 9, 2016--DXP Enterprises, Inc. (NASDAQ: DXPE) today announced financial results for the second quarter ended June 30, 2016. The following are results for the three and six months ended June 30, 2016 compared to the three and six months ended June 30, 2015 and three months ended March 31, 2016, where appropriate. A reconciliation of the non-GAAP financial measures is in the back of this press release.

DXP Enterprises 2016 second quarter financial highlights:

  Sales were $256.2 million for the second quarter of 2016 versus $253.6 million for the first quarter of 2016, an increase of 1.0 percent. Compared to the second quarter of 2015 sales of $323.7 million, sales were down 20.8 percent.
  Gross profit was $71.6 million, or 27.9 percent of sales for the second quarter of 2016 versus $68.8 million for the first quarter of 2016, or 27.1 percent of sales. Gross profit was $91.3 million or 28.2 percent of sales for the second quarter of 2015.
  Selling, general & administrative (SG&A) expenses were $62.8 million, or 24.5 percent of sales for the second quarter of 2016, compared to $77.3 million or 23.9 percent of sales for the second quarter of 2015. In the first quarter of 2016, SG&A was 27.9 percent of sales or $70.8 million.
  Operating income was $8.8 million for the current quarter, compared to $14.0 million for the second quarter of 2015. Operating profit as a percentage of sales was 3.4 percent and 4.3 percent in 2016 and 2015, respectively.
  Earnings per diluted share for the second quarter was $0.34, based on 15.3 million diluted shares, compared to a loss of $0.35 per share in the first quarter of 2016, based on 14.5 million diluted shares. In the second quarter of 2015, earnings per diluted share was $0.47 per share on 15.2 million shares.
  Earnings before interest, taxes, depreciation and amortization (EBITDA) for the quarter was $16.3 million compared to $5.7 million in the first quarter of 2016. EBITDA as a percentage of sales was 6.4 and 2.2 percent, respectively for the second and first quarter of 2016.
  Free cash flow (cash flow from operating activities less capital expenditures) for the second quarter was $17.7 million or 109 percent of EBITDA

David R. Little, Chairman and CEO, remarked, “We are pleased with the second quarter performance. Total DXP revenue of $256.2 million for the second quarter was up 1.0 percent sequentially. We feel strongly that our sales team is taking market share as we continue to battle volatility in our industrial markets. We appreciate the continued hard work of our DXPeople and the support of our suppliers during these tough economic times. We managed expenses tightly in the quarter given the continued low sales volume. During the second quarter sales were $161.8 million for Service Centers, $54.4 million for Innovative Pumping Solutions and $40.0 million for Supply Chain Services. The market continues to show volatility and remains uncertain but we are responding by aggressively removing costs and improving operations. Our goal is to take market share, manage working capital, capital expenditures and cash flow in order to maximize our return on invested capital for our shareholders. Despite the challenging environment, we remain confident in our future and the opportunities ahead for DXP. With the work we have done and continue to do in terms of managing costs, aligning the business and strategically positioning our product segments, DXP is poised for the earnings leverage and sales growth that we are accustomed to delivering once the market turns.”

Mac McConnell, CFO, added, "Diluted earnings per share during the second quarter was $0.34. This was the result of sequential improvement on the gross margin line and significant reductions within selling, general and administrative expenses. Gross margins improved 81 basis points sequentially, despite the challenging market environment. Selling, general and administrative expenses declined significantly year-over-year due to our focus on managing costs and maximizing our sales efforts to grow. Free cash flow for the quarter was $17.7 million. As we move forward, we will keep our focus on costs and maintaining and improving cash flow."

We will host a conference call regarding 2016 second quarter financial results on the Company’s website (www.dxpe.com) Tuesday, August 9, 2016 at 4pm CST. Web participants are encouraged to go to the Company’s website at least 15 minutes prior to the start of the call to register, download and install any necessary audio software. The online archived replay will be available immediately after the conference call at www.dxpe.com and at www.viavid.net.

DXP Enterprises 2016 second quarter business segment results:

  Service Centers’ revenue for the second quarter was $161.8 million, a decline of 3.4 percent sequentially with a 7.8 percent operating income margin.
  Innovative Pumping Solutions’ revenue for the second quarter was $54.4 million, an increase of 14.6 percent sequentially with a 10.1 percent operating income margin.
  Supply Chain Services’ revenue for the second quarter was $40.0 million, an increase of 3.6 percent sequentially with a 10.5 percent operating margin.

Non-GAAP Financial Measures

DXP supplements reporting of net income (loss) with non-GAAP measurements, including EBITDA, Adjusted EBITDA and free cash flow. This supplemental information should not be considered in isolation or as a substitute for the unaudited GAAP measurements. Additional information regarding EBITDA and Adjusted EBITDA referred to in this press release is included below under "--Reconciliation of Non-GAAP Measures."

About DXP Enterprises, Inc.

DXP Enterprises, Inc. is a leading products and service distributor that adds value and total cost savings solutions to industrial customers throughout the United States, Canada, Mexico and Dubai. DXP provides innovative pumping solutions, supply chain services and maintenance, repair, operating and production ("MROP") services that emphasize and utilize DXP’s vast product knowledge and technical expertise in rotating equipment, bearings, power transmission, metal working, industrial supplies and safety products and services. DXP's breadth of MROP products and service solutions allows DXP to be flexible and customer-driven, creating competitive advantages for our customers. DXP’s business segments include Service Centers, Innovative Pumping Solutions and Supply Chain Services. For more information, go to www.dxpe.com.

The Private Securities Litigation Reform Act of 1995 provides a “safe-harbor” for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made by or to be made by the Company) contains statements that are forward-looking. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future; and accordingly, such results may differ from those expressed in any forward-looking statement made by or on behalf of the Company. These risks and uncertainties include, but are not limited to; ability to obtain needed capital, dependence on existing management, leverage and debt service, domestic or global economic conditions, and changes in customer preferences and attitudes. For more information, review the Company’s filings with the Securities and Exchange Commission.

DXP ENTERPRISES, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS ($ thousands, except per share amounts) (unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015

Sales	$256,215	$323,688	$509,776	$665,282
Cost of sales	184,612	232,389	369,355	475,934
Gross profit	71,603	91,299	140,421	189,348
Selling, general and administrative expenses	62,754	77,304	133,574	157,254
Operating income (loss)	8,849	13,995	6,847	32,094
Other expense (income), net	9	(145)	(146)	(394)
Interest expense	3,951	2,592	7,360	5,275
Income (loss) before income taxes	4,889	11,548	(367)	27,213
Provision (benefit) for income taxes	(197)	4,381	(205)	10,395
Net income (loss)	5,086	7,167	(162)	16,818
Less: Net income (loss) attributable to non-controlling interest	(84)	-	(220)	-
Net income (loss) attributable to DXP Enterprises, Inc.	5,170	7,167	58	16,818
Preferred stock dividend	22	22	45	45
Net income (loss) attributable to common shareholders	$5,148	$7,145	$13	$16,773
Diluted earnings (loss) per share attributable to DXP Enterprises, Inc.	$0.34	$0.47	$0.00	$1.11
Weighted average common shares and common equivalent shares outstanding	15,343	15,208	15,334	15,220

SEGMENT DATA ($ thousands, unaudited)

	Sales by Segment Three Months Ended June 30,		Operating Income by Segment Three Months Ended June 30,
	2016	2015	2016	2015
Service Centers	$161,832	$214,116	$12,597	$21,119
Innovative Pumping Solutions	54,353	66,905	5,487	5,912
Supply Chain Services	40,030	42,667	4,202	3,736
Total	$256,215	$323,688	$22,286	$30,767

	Sales by Segment Six Months Ended June 30,		Operating Income by Segment Six Months Ended June 30,
	2016	2015	2016	2015
Service Centers	$329,334	$439,907	$22,134	$43,985
Innovative Pumping Solutions	101,784	141,169	5,793	14,539
Supply Chain Services	78,658	84,206	7,682	7,014
Total	$509,776	$665,282	$35,609	$65,538

Reconciliation of Operating Income for Reportable Segments ($ thousands, unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Operating income for reportable segments	$22,286	$30,767	$35,609	$65,538
Adjustment for:
Amortization of intangibles	4,510	5,309	9,038	10,667
Corporate expense	8,927	11,463	19,724	22,777
Total operating income (loss)	8,849	13,995	6,847	32,094
Interest expense	3,951	2,592	7,360	5,275
Other expense (income), net	9	(145)	(146)	(394)
Income (loss) before income taxes	$4,889	$11,548	$(367)	$27,213

Unaudited Reconciliation of Non-GAAP Financial Information

The following table is a reconciliation of EBITDA and Adjusted EBITDA**, non-GAAP financial measures, to income before income taxes, calculated and reported in accordance with U.S. GAAP ($ thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015

Income (loss) before income taxes	$4,889	$11,548	$(367)	$27,213
Plus: interest expense	3,951	2,592	7,360	5,275
Plus: depreciation and amortization	7,489	8,327	15,035	16,586

EBITDA	$16,329	$22,467	$22,028	$49,074

Plus: NCI loss before tax	133	-	345	-
Plus: Stock compensation expense	487	723	1,253	1,557

Adjusted EBITDA	$16,949	$23,190	$23,626	$50,631

**EBITDA – earnings before impairments, interest, taxes, depreciation and amortization

CONTACT:
DXP Enterprises, Inc.
Mac McConnell, 713-996-4700
Senior Vice President, Finance & CFO
www.dxpe.com